CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated September 24, 1999 and February 8, 2000, with respect to the consolidated balance sheet of ATEL Financial Corporation and Subsidiary at July 31, 1999, and the balance sheets of ATEL Equipment Fund VIII, LLC as of December 31, 1999 and 1998, and the related statements of income, changes in members' capital and cash flows for the year ended December 31, 1999, and the related statements of changes in members' capital and cash flows for the period from July 31, 1998 (inception) through December 31, 1998, respectively, included in the Supplement dated February 29, 2000 to the Registration Statement (Form S-1 No. 333-62477) and the related Prospectus of ATEL Capital Equipment Fund VIII, LLC for the registration of 15,000,000 limited liability company units.




April 6, 2000
San Francisco, California